EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
DIANON Systems, Inc.                Noonan/Russo Communications, Inc.
Kevin C. Johnson                    (212) 696-4455
President and CEO                   Heather Regan (media), ext. 241
(203) 381-4905                      Belinda Brouder (investors), ext. 224
                                    news@noonanrusso.com
David R. Schreiber
Chief Financial Officer
(203) 381-4055

              DIANON SYSTEMS, INC. SIGNS DEFINITIVE AGREEMENT TO
               ACQUIRE ASSETS OF KYTO MERIDIEN DIAGNOSTICS, LLC

Stratford, CT, April 8, 1999 - DIANON Systems, Inc. (NASDAQ: DIAN), today announced that it has successfully completed its due diligence and has signed a definitive agreement to acquire substantially all of the assets of Kyto Meridien diagnostics, LLC, an outpatient Ob/Gyn laboratory with locations in Woodbury and New City, New York. The acquisition is scheduled to become effective May 1, 1999.

"The addition of Kyto Meridien to our company will provide substantial economic as well as strategic benefits," commented David Schreiber, chief financial officer of DIANON Systems. "Kyto's current profitability coupled with the projected synergies between our organizations should make the acquisition accretive to earnings in the second half of 1999, in addition to increasing our 1999 sales by approximately $8 million."

As previously announced, Kyto Meridien enjoys an outstanding reputation for clinical excellence and is recognized nationally as a premier cytology laboratory in the Northeast. Ralph Richart, MD, a world leader in cytology and a tenured professor at Columbia University's College of Physicians and Surgeons, is the medical director of Kyto Meridien and will remain in this capacity with DIANON. DIANON believes that Kyto Meridien's Ob/Gyn focus represents an excellent fit with DIANON's full service anatomic pathology offering and enhances DIANON's strategic opportunities on many levels.

DIANON Systems, Inc. provides a full line of anatomic pathology testing services and a number of genetic and clinical chemistry testing services to patients, physicians, and managed care organizations throughout the United States.

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to reimbursement rates and coverage, state and national regulatory compliance, the Company's maintenance of above-average quality of its services and products and competitive pressures. Further information regarding factors that could affect the Company's results is included in the Company's SEC filings, including this year's Form 10-K.